Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Prospectus constituing part of this Registration Statement on Form S-3 of Issuer Direct Corporation and its subsidiaries (the “Company”) of our report dated March 1, 2018 relating to the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017 of the Company, which appears in the Company’s annual report on Form 10-K/A and incorporated by reference herein. We also consent to the reference to our firm under the caption “Experts”.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
August 2, 2018